Exhibit 4.1

GETTY IMAGES, INC.,
as the Company,

EACH OF THE GUARANTORS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

INDENTURE

Dated as of October 21, 2025

PROVIDING FOR THE ISSUANCE OF NOTES IN SERIES

- i -

- ii -

- iii -

- iv -

EXHIBITS

EXHIBIT A Form of Initial Note

EXHIBIT B Form of Exchange Note

EXHIBIT C Form of Certificate of Beneficial Ownership

EXHIBIT D Form of Regulation S Certificate

EXHIBIT E Form of Supplemental Indenture in Respect of Subsidiary Guarantees

EXHIBIT F Form of Certificate from Acquiring Institutional Accredited Investors

EXHIBIT G Form of Supplemental Indenture Establishing a Series of Notes

- v -

INDENTURE, dated as of October 21, 2025, as amended or supplemented from time to time (this “Indenture”), among GETTY IMAGES, INC. a Delaware corporation, the Guarantors from time to time parties hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”).

Recitals of the Company

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Notes” means notes issued under this Indenture in addition to the Initial Notes (other than notes issued pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Asset Sale” means:

(i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary or

(ii) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), (each of the foregoing referred to in this definition as a “disposition”), in each case, other than:

(1) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment, or other assets, in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Company and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned);

(2) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company or any Guarantor in compliance with the provisions described above under Section 4.1 or any disposition that constitutes a Change of Control;

(3) any Restricted Payment that is permitted to be made, and is made, under Section 3.4 or any Permitted Investment or any transaction specifically excluded from the definition of “Restricted Payment”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $25.0 million;

(5) any transfer or other disposition of property or assets by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(6) the creation of any Lien permitted under this Indenture;

(7) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business, and dispositions of accounts receivable in connection with the collection or compromise thereof;

(9) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(10) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(11) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(12) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by the Company;

(13) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property in the ordinary course of business of the Company and its Restricted Subsidiaries;

(14) the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

(15) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(16) dispositions arising from foreclosures, condemnations, eminent domain or any similar action on assets not prohibited by this Indenture, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under Sections 3.7(b) and 3.7(c)) dispositions necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets;

(17) (i) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 3.4; and

(18) any sale or disposition of assets pursuant to the Option Agreement.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(i) U.S. Dollars, Canadian Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(ii) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any lender under the Senior Credit Agreement or any other commercial bank having capital and surplus in excess of $250 million in the case of domestic banks or $100 million (or the dollar equivalent thereof) in the case of foreign banks;

(iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above and clause (vi) below entered into with any financial institution meeting the qualifications specified in clause (iii) above or securities dealers of recognized national standing;

(v) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Company) rated at least “A-3” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition, and commercial paper or variable or fixed rate notes issued by or guaranteed by any lender under the Senior Credit Agreement or any bank holding company owning any such lender;

(vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(vii) Indebtedness issued by Persons (other than the Getty Investors) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(viii) investment funds investing at least 95% of their assets in investments of the types described in clauses (i) through (vii) above;

(ix) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(x) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

“Change of Control” means the occurrence of any of the following:

(i) the Company becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the Company representing 50% or more of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary of any Permitted Parent, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the Company representing 50% or more of the total voting power of the Voting Stock of the Company unless such Person or group shall be or become a beneficial owner of Voting Stock of such Permitted Parent representing 50% or more of the total voting power of the Voting Stock of such Permitted Parent; or

(ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders and any Person or group (as defined in clause (i) above), other than one or more Permitted Holders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the transferee Person in such sale, lease or transfer of assets representing 50% or more of the total voting power of the Voting Stock of such transferee Person; provided that so long as such transferee Person is a Subsidiary of a parent Person, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the transferee Person in such sale, lease or transfer of assets representing 50% or more of the total voting power of the Voting Stock of such transferee Person unless such Person or group shall be or become a beneficial owner of Voting Stock of such parent Person representing 50% or more of the total voting power of the Voting Stock of such parent Person.

Notwithstanding the foregoing: (A) the transfer of assets between or among the Company and its Restricted Subsidiaries shall not itself constitute a Change of Control, so long as such transfer is made in accordance with Article IV and (B) a Person or group that is acquiring securities pursuant to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) shall not be deemed to be a beneficial owner of such securities until the consummation of the transactions contemplated by such agreement.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Equity Offering” means the issuance of Class E Units of Super HoldCo contemplated by the supplemental equity letter, dated as of January 31, 2019, among Super HoldCo, the Sponsor and certain of the Getty Investors that occurred on or shortly following the Original Issue Date.

“Company” means (i) Getty Images, Inc. and (ii) any successor in interest thereto.

“Company Order” means a written request or order signed in the name of the Company by any Officer of the Company.

“Consolidated First Lien Debt Ratio” as of any date of determination (for purposes of this definition, the “Calculation Date”) means the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien (excluding any Lien ranking junior to the Liens securing the obligations under the Senior Credit Agreement or the Secured Notes) as of such date (after giving effect to any Incurrence or repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness on such date) minus (y) up to $100.0 million in the aggregate of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Restricted Subsidiaries and held by the Company and its Restricted Subsidiaries as of such date of determination (provided that cash and Cash Equivalents listed as “restricted” in connection with any of the obligations under the Senior Credit Agreement, the Secured Notes or any Indebtedness that, pursuant to the terms of the Senior Credit Agreement, is subject to an intercreditor agreement and permitted to be secured by liens on the collateral securing the obligations under the Senior Credit Agreement on a pari passu or junior basis with the liens securing the obligations under the Senior Credit Agreement shall not be deemed to be “restricted” for purposes of making the computation set forth in this paragraph) to (2) the EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date; provided that (in the event that the Company shall classify Indebtedness (i) Incurred on the date of determination as incurred in part pursuant to Section 3.3(b)(i) and in part pursuant to one or more other clauses of Section 3.3(b), as provided in Section 3.3(c) any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent incurred pursuant to any such other clause of Section 3.3(b) or (ii) secured in part pursuant to clause (6) of the “Permitted Liens” definition and in part pursuant to one or more other clauses of such definition, as provided in the final paragraph of such definition) any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

For purposes of making the computation referred to above, a pro forma event shall be calculated as set forth in the definition of “Consolidated Total Debt Ratio”.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(i) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income of such Person (including (a) amortization of original issue discount, (b) the interest component of Capitalized Lease Obligations, and (c) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness and excluding (w) amortization of deferred financing fees, (x) expensing of any bridge or other financing fees, (y) the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of such Person’s outstanding Indebtedness and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);

(ii) interest on Indebtedness of such Person and its Restricted Subsidiaries described in Section 3.4(b)(xiii)(b), on a consolidated basis (to the extent not already included in clause (i) above); and

(iii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(i) any net after-tax effect of extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments related to the Transactions, operating expenses directly attributable to the implementation of cost savings initiatives, facilities’ opening costs, public company costs, signing costs, costs associated with renegotiation of rents and costs consisting of professional, consulting or other fees relating to any of the foregoing shall be excluded;

(ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(iii) the amount of any net income or loss from discontinued operations in accordance with GAAP and any net after-tax effect of gains or losses on disposal of discontinued operations shall be excluded;

(iv) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Capital Stock of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(v) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment or cancellation of Indebtedness, Hedging Obligations and other derivative instruments, or resulting from the purchase or acquisition, and subsequent cancellation, of any loans under the Senior Credit Agreement by any affiliate of the Company (including in each case deferred financing costs written off and premiums paid), shall be excluded;

(vi) the Net Income for such period of any other Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(vii) solely for the purpose of determining the amount available for Restricted Payments under Section 3.4(a)(iii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or converted into cash or Cash Equivalents) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(viii) stock-based, partnership interest-based and similar incentive-based compensation award or arrangement expenses (including with respect to any profits interest relating to membership interests in any partnership or limited liability company), and any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries, shall be excluded;

(ix) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(x) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(xi) any (a) severance or relocation costs or expenses, (b) non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, and (e) any fees and expenses relating to any of the foregoing clauses (a) through (d), in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(xii) accruals and reserves, contingent liabilities, charges associated with settlement of stock-based compensation and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are so required to be established, settled or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(xiii) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(xiv) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded;

(xv) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(xvi) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and the Restricted Subsidiaries) any acquisition consummated prior to the Issue Date, or any other future acquisitions or the amortization or write-off of any amounts thereof, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of any cash tax benefits related to the tax amortization of intangible assets in the relevant period.

Notwithstanding the foregoing, for the purpose of Section 3.4 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 3.4(a)(C)(5) or (6).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash compensation and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Senior Secured Debt Ratio” as of any date of determination (for purposes of this definition, the “Calculation Date”), means, the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien as of such date (after giving effect to any Incurrence or repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness on such date) minus (y) up to $100.0 million in the aggregate of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Restricted Subsidiaries and held by the Company and its Restricted Subsidiaries as of such date of determination (provided that cash and Cash Equivalents listed as “restricted” in connection with any of the obligations under the Senior Credit Agreement or any Indebtedness that, pursuant to the terms of the Senior Credit Agreement, is subject to an intercreditor agreement and permitted to be secured by liens on the collateral securing the obligations under the Senior Credit Agreement on a pari passu or junior basis with the liens securing the obligations under the Senior Credit Agreement shall not be deemed to be “restricted” for purposes of making the computation set forth in this paragraph) to (2) the EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date; provided that (in the event that the Company shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (24) of the “Permitted Liens” definition and in part pursuant to one or more other clauses of such definition, as provided in the final paragraph of such definition) any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

For purposes of making the computation referred to above, a pro forma event shall be calculated as set forth in the definition of “Consolidated Total Debt Ratio”.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), and including (without duplication, and to the extent not otherwise included) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 3.4(b)(xii), which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Debt Ratio” means, as of any date of determination (for purposes of this definition, the “Calculation Date”) the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date (after giving effect to any Incurrence or repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness on such date) minus (y) up to $100.0 million in the aggregate of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Restricted Subsidiaries and held by the Company and the Restricted Subsidiaries as of such date of determination (provided that cash and Cash Equivalents listed as “restricted” in connection with any of the obligations under the Senior Credit Agreement or any Indebtedness that, pursuant to the terms of the Senior Credit Agreement, is subject to an intercreditor agreement and permitted to be secured by liens on the collateral securing the obligations under the Senior Credit Agreement on a pari passu or junior basis with the liens securing the obligations under the Senior Credit Agreement shall not be deemed to be “restricted” for purposes of making the computation set forth in this paragraph) to (2) the EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date; provided that, for purposes of the foregoing calculation, in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Section 3.3(a) and/or Section 3.3(b)(xv) (other than by reason of Section 3.3(b)(xv)(2)) and in part pursuant to one or more other clauses of Section 3.3(b) (as provided in Section 3.3(c)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Section 3.3(b), and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations, in each case with respect to a company, a business or an operating unit of a business, and operational changes, that the Company or any of its Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period and on or prior to or simultaneously with the Calculation Date any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period and on or prior to or simultaneously with the Calculation Date shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to a company, a business or an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Consolidated Total Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, the definition of “Consolidated First Lien Debt Ratio” and the definition of “Consolidated Senior Secured Debt Ratio”, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures--Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA less Capex” in the Quarterly Report on Form 10-Q of Getty Images Holdings, Inc. for the quarterly period ended June 30, 2025 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii) to advance or supply funds:

(1) for the purchase or payment of any such primary obligation; or

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof, not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Company or any Restricted Subsidiary to its capital) after the Issue Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness is Incurred within 210 days after the making of such cash contributions.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means (i) the Senior Credit Agreement, (ii) the Secured Notes, and (iii) whether or not the Senior Credit Agreement or the Secured Notes remain outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuer and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under Section 3.3), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Company (if issued by Super Holdco or any other direct or indirect parent of the Company) and excluded from the calculation set forth in Section 3.4(a)(C).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(iii) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The Preferred Equity Interests shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means any Subsidiary that (i) is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) is not a Foreign Subsidiary or a Foreign Subsidiary Holdco.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(i) increased, without duplication, to the extent the same (except in the case of clause (8)) was deducted in calculating Consolidated Net Income of such Person by:

(1) Consolidated Taxes of such Person; plus

(2) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(w) through 1(z) thereof; plus

(3) Consolidated Non-cash Charges of such Person; plus

(4) (A) the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid (or any accruals relating to such fees and related expenses) during such period to the extent permitted by Section 3.8 and (B) the amount of expenses relating to payments made to option holders (or employees holding other rights tied to the equity value of the Company or any of its direct or indirect parent companies) of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or redemption of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the Notes or (y) the Transactions, (ii) any amendment or other modification of the Notes, Equity Interests or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7) the amount of any restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, integration costs, transition costs, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees), any costs associated with tax projects/audits, signing, retention or completion bonuses, and any fees and expenses relating to any of the foregoing; plus

(8) the amount of “run rate” cost savings projected by the Company in good faith to be realized as the result of specified actions taken or expected to be taken within 12 months after the consummation of any acquisition or operational change, respectively (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (it being understood that “run rate” shall mean the full recurring benefit that is associated with any action taken); plus

(9) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Company (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 3.4(a)(C)(1); plus

(10) the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income excluding cash distributions in respect thereof; plus

(11) any expenses, charges or losses that are covered by indemnification, refunding or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Asset Sale permitted under this Indenture, to the extent actually reimbursed or paid, or, so long as the Company has received notification from the applicable Person that it intends to reimburse or pay such expenses, charges or losses; provided that to the extent that such amount is not in fact reimbursed or paid within 18 months of the date of such notification, any such amount not paid within such 18-month period that was added back pursuant to this clause (11) shall be deducted in the next period to the extent not so reimbursed or paid, such expenses, charges or losses; plus

(12) to the extent covered by insurance and actually reimbursed or paid, or, so long as the Company has made a determination that such amount will in fact be reimbursed or paid by the insurer and only to the extent that such amount is in fact reimbursed or paid within 18 months of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed or paid within such 18-month period), expenses, charges or losses with respect to liability or casualty event or business interruption; plus

(13) the amount necessary to account for any adjustments on or prior to March 31, 2021, necessary to address the effects of changes in revenue recognition requirements pursuant to ASC 606 (as determined in good faith by the Company, which determination shall be conclusive) during such period;

(ii) decreased by, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period; provided that, if any non-cash items represent a potential cash item in any future period, the cash receipt in respect thereof in such future period shall be added to EBITDA to such extent in such future period);

(iii) increased or decreased by, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830;

(iv) increased or decreased by, without duplication, any gain or loss relating to amounts received or paid in cash prior to the stated settlement date of any Hedging Obligation (excluding Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in the such period; and

(v) increased or decreased by, without duplication, any gain or loss relating to Hedging Obligations (excluding Hedging Obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been excluded from Consolidated Net Income in prior periods pursuant to clause (ix) thereof or reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clause (4) above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of capital stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(i) public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(ii) issuances to any Subsidiary of the Company; and

(iii) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes containing terms substantially identical to any Initial Additional Notes of a particular series (and any Notes issued in respect of any of such Notes pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7) (except that (i) such Exchange Notes may omit terms with respect to transfer restrictions and may be registered under the Securities Act, and (ii) certain provisions relating to an increase in the stated rate of interest thereon may be eliminated), that are issued and exchanged for such Initial Additional Notes, as may be provided in any registration rights agreement relating to such Additional Notes and this Indenture (including any amendment or supplement hereto).

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Company after the Issue Date from:

(i) contributions to its common equity capital, and

(ii) the sale of Capital Stock (other than Excluded Equity) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Company, the proceeds of which are excluded from the calculation set forth in Section 3.4(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of the Company or any employee stock ownership plan or trust established by the Company or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Company or any Restricted Subsidiary), (iii) any contributions to the Company contributed in accordance with the proviso in clause (7)(ii) of the definition of “Permitted Investments”; (iv) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 3.4(b)(iv)(a) or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in Section 3.4(b)(xiii)(b) and (v) the contributions of the Company of the proceeds from the Common Equity Offering and the Preferred Equity Offering.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the Company, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(i) Consolidated Interest Expense of such Person for such period, and

(ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed GAAP Date” means the Original Issue Date; provided that at any time after the Issue Date, the Company may by written notice to the Trustee, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Non-Cash Charges,” “Consolidated First Lien Debt Ratio,” “Consolidated Senior Secured Debt Ratio,” “Consolidated Taxes,” “Consolidated Total Debt Ratio,” “Consolidated Total Indebtedness,” “EBITDA,” “Four Quarter EBITDA,” and “Net Income,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means any Subsidiary of Holdings which is neither (i) organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof nor (ii) a Foreign Subsidiary Holdco. Notwithstanding anything to the contrary herein, any Subsidiary of a Person described in the immediately preceding sentence shall be deemed to be a Foreign Subsidiary under this Indenture.

“Foreign Subsidiary Holdco” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) has no material assets other than Equity Interests of one or more Foreign Subsidiaries, intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental to an ownership interest in any such securities, intellectual property or Subsidiaries.

“Four Quarter EBITDA” means, as of any date of determination (for purposes of this definition, the “Calculation Date”), EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such date.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations, in each case with respect to a company, a business or an operating unit of a business, and operational changes, that the Company or any of its Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period and on or prior to or simultaneously with the Calculation Date any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period and on or prior to or simultaneously with the Calculation Date shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to a company, a business or an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Four Quarter EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures--Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA less Capex” in the Quarterly Report on Form 10-Q of Getty Images Holdings, Inc. for the quarterly period ended June 30, 2025to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Getty Images” means Getty Images, Inc., a Delaware corporation, and any successor in interest thereto.

“Getty Investors” means Getty Investments, L.L.C., October 1993 Trust, Mark H. Getty and The Options Settlement, or any lineal descendant of J. Paul Getty (including (x) children of any such lineal descendant by adoption and step children, and (y) the spouse of any such lineal descendant), or any Affiliate of the foregoing, or any trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company or any Permitted Parent.

“Griffey HoldCo” means Griffey Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Griffey MidCo” means Griffey Midco (DE), LLC, a Delaware limited liability company, and any successor in interest thereto.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Obligations of the Company under this Indenture and the Notes by any Restricted Subsidiary of the Company in accordance with the provisions of this Indenture.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Guarantors” means each Person that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Company or other Person that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(i) currency exchange, interest rate or commodity swap agreements, currency swap, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or equity risks.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Note Registrar’s books.

“Holdings” means Abe Investment Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, enter into any guarantee of, incur or otherwise become liable, for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and provided, further, that any Indebtedness, Capital Stock or Lien of the Company or any of its Subsidiaries existing on the Issue Date and not repaid, redeemed or discharged in connection with the Transactions shall be deemed to be Incurred by such Person on the Issue Date.

“Indebtedness” means, with respect to any Person, without duplication:

(i) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except, in the case of the clause (c), (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business, (ii) any such obligations incurred under ERISA, (iii) obligations due within six months of the date of incurrence and (iv) any earn-out obligation until and unless the payment of which has been determined by such Person in good faith to be due and payable and is not paid within 60 days after the date of such determination (in the amount to be due and payable and remaining unpaid), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (i) Contingent Obligations Incurred in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business and (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset shall be deemed not to constitute Indebtedness.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indemnification Agreements” means (i) that certain Indemnification Agreement between Super Holdco and/or one or more of its subsidiaries, on the one hand, and one or more of the Getty Investors, on the other hand, entered into on the Original Issue Date and (ii) any indemnification agreement between Super Holdco and/or one or more of its subsidiaries, on the one hand, and the Sponsor, on the other hand, entered into on the Original Issue Date (so long as such indemnification agreement is not less advantageous to the Holders in any material respect to the Holders than the Indemnification Agreement with one or more of the Getty Investors entered into on the Original Issue Date), in each case, as may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Holders in any material respect than such Indemnification Agreement entered into on the Original Issue Date.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act (and any Notes issued in respect of any of the foregoing Notes pursuant to Sections 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Initial Notes” means the 14.000% Senior Notes due 2028 of the Company issued on the Issue Date pursuant to the first Notes Supplemental Indenture (and any Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Intermediate Holdco” means Griffey Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(ii) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(iii) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees of Indebtedness, advances or capital contributions (excluding accounts receivable, trade credit and advances to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, employees, consultants and independent contractors made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Company or any Restricted Subsidiary be deemed an Investment. For the avoidance of doubt “Investments” shall include the acquisition of another Person as the Division Successor pursuant to the Division of any Person that was not a wholly-owned Subsidiary of the acquiring Person prior to such Division. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.4:

(i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(1) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(2) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of Restricted Payments outstanding at any time under Section 3.4, and otherwise determining compliance with Section 3.4) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Company or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment, and in the case of an Investment in any Person, shall be net of any Investment by such Person in the Company or any Restricted Subsidiary.

“Investors” means the Getty Investors and the Management Group.

“Issue Date” means October 21, 2025.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any option or other agreement to sell); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or (2) any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, Disqualified Stock or Preferred Stock.

“Limited Partnership Agreement” means the Third Amended and Restated Limited Partnership Agreement of Super Holdco dated as of the Original Issue Date, as the same may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Holders in any material respect than the Limited Partnership Agreement entered into on the Issue Date.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Management Agreement” means that (i) certain Consulting Services Agreement between Super Holdco and/or one or more of its subsidiaries, on the one hand, and one or more of the Getty Investors, on the other hand, dated October 18, 2012, as amended by that certain First Amendment to Consulting Services Agreement dated September 13, 2018 and (ii) any management agreement that may be entered into after the Issue Date between Super Holdco and/or one or more of its subsidiaries, on the one hand, and the Sponsor or any of its Affiliates, on the other hand, so long as such management agreement is not less advantageous to the Holders in any material respect to the Holders than the Management Agreement described in clause (i) above, in each case, as may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Holders in any material respect than the Management Agreement entered into with one or more of the Getty Investors on the Original Issue Date.

“Management Group” means the group consisting of the executive officers and other management personnel of the Company and its Subsidiaries on the Issue Date or who became officers or management personnel of the Company or any direct or indirect parent of the Company, as applicable, and its Subsidiaries following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of “Permitted Holders”) or (in each case) family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company or any Permitted Parent.

“Merger” means the merger-of-equals transaction with Shutterstock that is contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 6, 2025, by and among Getty Images Holdings, Inc., Shutterstock and the other parties thereto.

“Merger Closing Date” means the “Closing Date,” as such term is defined and used in the Merger Agreement.

“Merger Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Company or any Restricted Subsidiary associated or in connection with the Merger.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Notes” means the Initial Notes, any Additional Notes, the Exchange Notes and any notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Supplemental Indenture” means a Supplemental Indenture pursuant to which the Company issues Notes in accordance with Section 2.4, which may be substantially in the form attached hereto as Exhibit G, or in such other form as the Company may determine in accordance with Section 2.4.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, U.S. federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee and other third parties other than the Holders of the Notes.

“Offering Memorandum” means the Exchange Offer and Consent Solicitation Statement related to the offering of Initial Notes dated September 18, 2025.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or of any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company or each of the Company by an Officer of the Company or each of the Company that meets the requirements set forth in this Indenture.

“Old Notes” means the Company’s 9.750% Senior Notes due 2027.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Option Agreement” means that certain Restated Option Agreement, dated February 9, 1998, by and between Getty Investments, L.L.C., Getty Images, Inc. and Getty Communications PLC, as amended by Waiver and Amendment to Restated Option Agreement, dated February 24, 2008, Second Amendment to Restated Option Agreement, dated July 2, 2008 and Waiver and Third Amendment to Restated Option Agreement, dated August 14, 2012, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that no such amendment, restatement, supplement or other modification following the Issue Date shall expand or provide for additional circumstances pursuant to which Getty Investments, L.L.C. may exercise the option set forth in Section 2 thereof.

“Original Issue Date” means February 19, 2019.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note; provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder (other than in respect of any such action pursuant to Section 9.2(b), which requires the consent of each Holder of an affected Note), Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Parent Entity” means any direct or indirect parent of the Company (including Getty Images Holdings, Inc.).

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than Subordinated Indebtedness.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Debt” shall have the meaning assigned thereto in Section 3.3(b).

“Permitted Equity Transactions” means the transactions pursuant to or in connection with that certain Purchase and Subscription Agreement entered into as of the September 4, 2018, by and among Getty Investments, L.L.C., Mark H. Getty, the Eligible-Tag Along Partners (as defined therein) party thereto, Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P. and Super Holdco.

“Permitted Holders” means each of (i) the Sponsor and its respective Affiliates, (ii) the Investors, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Persons described in clause (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (ii), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies held by such group and (iv) any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter constitute an additional Permitted Holder. “Beneficial ownership” has the meaning given to such term under Rule 13d-3 under the Exchange Act, or any successor provision.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(2) any Investment in the Company (including the Notes) or any Restricted Subsidiary;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in the Company or any other Restricted Subsidiary of the Company;

(4) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 3.7 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or Section 3.4;

(7) loans and advances to employees, directors, officers, consultants or independent contractors (i) in an aggregate amount, taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (x) $10.0 million and (y) 2.75% of Four Quarter EBITDA and (ii) in connection with such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company; provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless such cash is promptly contributed to the Company or any Restricted Subsidiary;

(8) loans and advances to officers, directors, employees, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Company or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Hedging Obligations permitted under Section 3.3(b)(x);

(11) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $90.0 million and (y) 30.0% of Four Quarter EBITDA; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11);

(12) additional Investments by the Company or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 35.0% of Four Quarter EBITDA;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 3.8(b) (except transactions described in clause (ii), (iii), (iv), (viii), (ix), (xiii) or (xiv) of Section 3.8(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Company or Equity Interests of any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 3.4(a)(C);

(15) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses, leases or subleases of intellectual property, other assets or other rights in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 4.1 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(19) repurchases of the Notes;

(20) guarantees of Indebtedness permitted to be incurred under Section 3.3, and guarantees in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of the Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries; and

(25) any Investment so long as, immediately after giving effect to such Investment, on a pro forma basis, the Consolidated Total Debt Ratio of the Company and its Restricted Subsidiaries would be no greater than 6.00 to 1.00.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (which for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which the Company or a Restricted Subsidiary beneficially owns at least 35.0% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’ and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization));

(3) Liens for taxes, assessments, fees, withholdings or similar charges imposed by any governmental authority (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv), or (xx) of the definition of “Permitted Debt”; provided that (x) in the case of clause (iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; and (y) in the case of clause (xx), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;

(7) Liens of the Company or any of its Restricted Subsidiaries existing on the Issue Date (other than Liens Incurred to secure Indebtedness under the Senior Credit Agreement);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements on such property) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(9) Liens on assets at the time the Company or a Restricted Subsidiary of the Company acquired the assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements on such property) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(10) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with Section 3.3 and Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary securing Indebtedness in respect of any Foreign Subsidiary that is a Restricted Subsidiary;

(11) Liens securing Hedging Obligations incurred in compliance with Section 3.3;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Guarantor, and liens on property or assets of any Non-Subsidiary Guarantor in favor of any Non-Subsidiary Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services and other “bank products” (including those described in Section 3.3(b)(xxiii));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9) and (11) above and clause (24) below; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (11) and (24) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(24) Liens securing Indebtedness permitted to be Incurred pursuant to Section 3.3; provided that at the time of any Incurrence of such Indebtedness pursuant to this clause (24) and after giving pro forma effect thereto (or at the time of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (24)), the Consolidated Senior Secured Debt Ratio shall not be greater than 5.00 to 1.00;

(25) other Liens securing obligations which obligations do not exceed the greater of (x) $60.0 million and (y) 20.0% of Four Quarter EBITDA, at any one time outstanding;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of the definition of “Permitted Debt”;

(27) Liens on equipment of the Company or any Restricted Subsidiary of the Company granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(28) Liens created for the benefit of (or to secure) all of the Notes or the Guarantees;

(29) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(35) Liens on vehicles or equipment of the Company or any of the Restricted Subsidiaries granted in the ordinary course of business.

“Permitted Parent” means (a) Super Holdco, (b) Intermediate Holdco, (c) Griffey HoldCo, (d) Griffey MidCo, (e) Holdings, (f) any other Person that is a Subsidiary of Super Holdco and of which the Company is or becomes a Subsidiary and (g) any other Person of which the Company becomes a Subsidiary; provided that immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Permitted Parent of the Company immediately prior to the Company first becoming such a Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article II is located.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.9 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Equity Interests” means the preferred Equity Interests issued pursuant to the Preferred Equity Offering (including any additional preferred Equity Interests issued to the holders thereof pursuant to the terms of such preferred Equity Interests).

“Preferred Equity Offering” means the issuance of Preferred Stock by Intermediate Holdco and partnership units by Super Holdco to the Sponsor and certain of its Affiliates contemplated by the equity commitment letter, dated as of November 24, 2018, among Super Holdco, Intermediate Holdco and the Sponsor.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within 12 months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries,

(2) all sales of accounts receivable and related assets by the Company or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Company or any parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest or lien in, or otherwise assign any rights with respect to, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Price” means, with respect to any series of Notes, “Redemption Price” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Regular Record Date” means, with respect to any series of Notes, “Regular Record Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Junior Debt” means any Secured Indebtedness that is not pari passu in all respects (including, but not limited to, lien priority, payment priority and obligors) with the Senior Credit Agreement or the Secured Notes.

“Secured Notes” means the 11.250% Senior Secured Notes due 2030 issued by the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means that certain Credit Agreement dated as of February 19, 2019, by and among Abe Investment Holdings, Inc., a Delaware corporation, and the Company, as the borrowers, Griffey Midco (DE), LLC, a Delaware limited liability company, as holdings, JPMorgan Chase Bank, N.A. as administrative agent, collateral agent, swing line lender and L/C issuer, and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of February 3, 2023, as further amended by that certain Incremental Commitment Amendment and Second Amendment to Credit Agreement, dated as of May 4, 2023 and as further amended by that certain Second Incremental Commitment Amendment and Third Amendment to Credit Agreement, dated as of February 21, 2025, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as further amended, restated, supplemented, waived, or otherwise modified from time to time, and (if designated by the Company) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Company) any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 3.3).

“Shutterstock” means Shutterstock, Inc., a Delaware corporation.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary or related to, or an extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.10.

“Sponsor” means Koch Icon Investments, LLC; provided, however, that this definition shall not include any portfolio company of Koch Icon Investments, LLC.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Company or other Person that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Super Holdco” means Griffey Investors, L.P., a Delaware limited partnership, and any successor in interest thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Transactions” means (i) the Preferred Equity Offering and the entry into the definitive documentation with respect thereto, (ii) the Common Equity Offering and the entry into the definitive documentation with respect thereto, (iii) the entry into this Indenture and the offer and issuance of the Notes, (iv) the entry into the Senior Credit Agreement and Incurrence of Indebtedness thereunder by one or more of Holdings, the Company and its Subsidiaries, (v) the purchase, repurchase, repayment, redemption, defeasance, discharge or other acquisition or retirement for value of Indebtedness of the Company and its Subsidiaries or any direct or indirect parent of the Company in existence on the Issue Date (including any collateralization of letters of credit, surety bonds or other similar instruments), (vi) the Permitted Equity Transactions, (vii) the Merger and (viii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who, in any case, has direct responsibility for the administration of this Indenture.

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person pursuant to Section 3.14; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“actual knowledge”	7.2(g)
“Affiliate Transaction”	3.8(a)
“Agent Member”	2.15(b)
“Asset Sale Offer”	3.7(c)
“Authentication Order”	2.6
“Certificate of Beneficial Ownership”	2.16(3)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“Covenant Suspension Event”	3.15(a)
“Deemed Date”	3.3(c)
“Defaulted Interest”	2.10
“Distribution Compliance Date”	2.1
“Event of Default”	6.1
“Excess Proceeds”	3.7(c)
“Global Notes”	2.1
“Guarantor Obligations”	10.1(a)
“Holdings Merger”	3.8(b)(i)
“Increased Amount”	3.5(e)
“Incurrence Clause”	3.4
“IPO”	3.4(b)(iv)
“LCT Test Date”	1.5
“Minimum Denomination”	2.5
“Note Register” and “Note Registrar”	2.8
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Permanent Regulation S Global Notes”	2.1
“Permitted Debt”	3.3(b)
“Physical Notes”	2.1
“Private Placement Legend”	2.3
“Purchase Date”	5.8(a)
“Redemption Date”	5.4
“Refinancing Indebtedness”	3.3(b)(xiv)
“Refunding Capital Stock”	3.4(b)(ii)(a)
“Regulation S Global Notes”	2.1
“Regulation S Note Exchange Date”	2.16
“Regulation S Physical Notes”	2.1
“Restricted Payments”	3.4(a)
“Retired Capital Stock”	3.4(b)(ii)(a)
“Reversion Date”	3.15(b)
“Rule 144A Global Note”	2.1
“Rule 144A Physical Note”	2.1
“Subsequent Transaction”	1.5
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.1(b)(A)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(b)
“Temporary Regulation S Global Note”	2.1
“Unpaid Amount”	3.4(b)(ii)(c)

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) secured Indebtedness shall not be deemed to be subordinated or junior to other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j) notwithstanding any provision of this Indenture, prior to the qualification of this Indenture under TIA, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

SECTION 1.4 Incorporation by Reference of TIA. Following qualification of this Indenture under the TIA, (i) whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture and (ii) this Indenture shall be subject to the mandatory provisions of the TIA, which shall be incorporated by reference in and made a part of this Indenture. Any terms incorporated by reference in this Indenture pursuant to the preceding sentence that are defined by the TIA, defined by any TIA reference to another statute or defined by SEC rule under the TIA, have the meanings so assigned to them therein. The following TIA terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on this indenture securities means the Company, any Guarantor, and any successor or other obligor on the indenture securities.

SECTION 1.5 Limited Condition Transaction. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments of certain Indebtedness and Restricted Payments), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be made (1) in the case of any acquisition (including by way of merger) or Investment (and any Indebtedness, Disqualified Stock or Preferred Stock incurred or assumed or Asset Sales consummated in connection therewith), at the time of either (x) the execution of the definitive agreements with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment and (2) in the case of any voluntary or optional prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness, Disqualified Stock or Preferred Stock, at the time of (x) delivery of irrevocable notice with respect to such prepayment, redemption, purchase, defeasance or other satisfaction of such Indebtedness, Disqualified Stock or Preferred Stock or (y) the making of such voluntary or optional prepayment, redemption, purchase, defeasance or other satisfaction of such Indebtedness, Disqualified Stock or Preferred Stock (the “LCT Test Date”), and if, for the Limited Condition Transaction, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test (including, for the avoidance of doubt, any requirement that no Default or Event of Default exists) or basket, such ratio, test or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the making of Permitted Investments or the making of any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”), following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice (or other applicable commitments or definitive documentation) for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions to be consummated in connection therewith have been consummated.

SECTION 1.6 Certain Compliance Calculations. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio or Consolidated First Lien Debt Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket or portion of a basket (other than a ratio basket based on the Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio or Consolidated First Lien Debt Ratio) on the same date. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio or Consolidated First Lien Debt Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio or Consolidated First Lien Debt Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility immediately prior to or in connection therewith.

ARTICLE II

The Notes

SECTION 2.1 Forms Generally. The Initial Notes and Initial Additional Notes that are not Exchange Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A annexed hereto (as such forms may be modified in accordance with Section 2.4). The Exchange Notes and any Additional Notes that are not Initial Additional Notes, or that are issued in a registered offering pursuant to the Securities Act, and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit B annexed hereto (as such forms may be modified in accordance with Section 2.4). Each of Exhibit A and B, is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibits A and B are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Initial Notes and any Initial Additional Notes offered and sold in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Note,” and shall be deposited with the Notes Custodian for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided.

Initial Notes and any Initial Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more temporary global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), except as otherwise permitted herein. Such Global Notes shall be referred to herein as the “Temporary Regulation S Global Notes,” and shall be deposited with the Notes Custodian for the accounts of designated Agent Members holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Following the expiration of the distribution compliance period set forth in Regulation S (the “Distribution Compliance Date”) with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall be exchanged as provided in Sections 2.15 and 2.16 for beneficial interests in one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), except as otherwise permitted herein. Such Global Notes shall be referred to herein as the “Permanent Regulation S Global Notes” and, together with the Temporary Regulation S Global Notes, as the “Regulation S Global Notes.” The Permanent Regulation S Global Notes shall be deposited with the Notes Custodian for credit to the account of an Agent Member and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. Simultaneously with the authentication of a Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Notes Custodian as hereinafter provided.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 2.15 and 2.16, Initial Notes and any Initial Additional Notes issued pursuant to Section 2.8 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Rule 144A Physical Notes”) or (y) in a Regulation S Global Note (if any), on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Exchange Notes shall be issued substantially in the form set forth in Exhibit B hereto (as such form may be modified in accordance with Section 2.4) and, subject to Section 2.15(c), shall be in the form of one or more Global Notes.

SECTION 2.2 Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Signatory

Dated:

SECTION 2.3 Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 2.16(4):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.15 AND 2.16 OF THE INDENTURE (AS DEFINED HEREIN).

Each Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT). DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

SECTION 2.4 Amount Unlimited; Issuable in Series. The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under this Indenture is not limited. The Notes may be issued from time to time in one or more series. Except as provided in Section 9.2, all Notes (including any Exchange Notes issued in exchange therefor) will vote (or consent) as a class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.

The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:

(1) the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);

(2) any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e), or 5.7);

(3) the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;

(4) the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;

(5) the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option;

(6) if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 6.2 or the method by which such portion shall be determined;

(7) in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.2; and

(8) in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the covenants set forth in Article III.

The form of the Notes of such series, as set forth in Exhibit A or B as the case may be, may be modified to reflect such matters as so established in such Notes Supplemental Indenture.

Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder. Notes that have the same terms described in the foregoing clauses (1) though (8) will be treated as the same series, unless otherwise designated by the Company.

SECTION 2.5 Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”), and integral multiples of $1,000 in excess thereof.

SECTION 2.6 Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Company by one Officer thereof. The signature of any such Officer on the Notes may be manual, pdf or electronic signature.

Notes bearing the manual or facsimile signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $300.0 million, (ii) Additional Notes in one or more series (which may be of the same series as any Notes previously issued hereunder, or of a different series) from time to time for original issue in aggregate principal amounts specified by the Company and (iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes or Initial Additional Notes, in each case specified in clauses (i) through (iii) above, upon a written order of the Company in the form of an Officer’s Certificate of the Company (an “Authentication Order”). Such Officer’s Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP”, “ISIN”, “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

In authenticating Additional or Exchange Notes, the Trustee shall receive and shall be entitled to rely on an Opinion of Counsel stating that such Notes, when authenticated and delivered by the Trustee and issued by the Company will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

SECTION 2.7 Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes of the same series and tenor.

SECTION 2.8 Registrar and Paying Agent. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Company may have one or more co registrars. The term “Note Registrar” includes any co registrars.

The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Company may change the Paying Agent or Note Registrar for any series of Notes without prior notice to the Holders of Notes. The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Company or any wholly-owned Domestic Subsidiary of the Company may act as Paying Agent, Note Registrar or transfer agent.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of the same series, of any authorized denominations and of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

Neither the Company nor the Note Registrar shall be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 5.3(b) and ending at the close of business on the day of such mailing, or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

SECTION 2.9 Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. Such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.9, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.9 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 2.9 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.10 Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in Section 4 of the applicable Notes Supplemental Indenture.

Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, as provided in clause (1) or clause (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee and the Paying Agent of the proposed payment pursuant to this clause (2), such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.10, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note of such series.

SECTION 2.11 Persons Deemed Owners. The Company, any Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, any Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

SECTION 2.12 Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.12, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

SECTION 2.13 Computation of Interest. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2.14 CUSIP Numbers, ISINs, etc. The Company in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers.

SECTION 2.15 Book-Entry Provisions for Global Notes.

(a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Notes Custodian. Neither the Company, the Trustee nor any of their agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Notes Custodian, or under such Global Notes. The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(c) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Sections 2.8 and 2.16. Subject to the limitation on issuance of Physical Notes set forth in Section 2.16(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 2.15(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and principal amount of authorized denominations.

(e) In connection with a transfer of an entire Global Note to beneficial owners pursuant to Section 2.15(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f) The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.16) and the applicable rules and procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s applicable rules and procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note (or shall otherwise comply with the then applicable rules and procedures of the Depositary). Subject to Section 2.16, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g) Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 2.15(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 2.3 and Section 2.16, bear the Private Placement Legend.

(h) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.16.

SECTION 2.16 Special Transfer Provisions.

(1) Transfers to Non U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to any Non U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8) and,

(a) if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company and the Trustee, an Opinion of Counsel, certifications and other information satisfactory to the Company and the Trustee, and

(b) if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.

(2) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to a QIB (excluding transfers to Non U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8) and,

(a) if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b) if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3) Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 2.15 and this Section 2.16.

A beneficial owner of an interest in a Temporary Regulation S Global Note (and, in the case of any Additional Notes for which no Temporary Regulation S Global Note is issued, any Regulation S Global Note) shall not be permitted to exchange such interest for a Physical Note (any such exchange being limited, in any case, to the circumstances set forth in Section 2.15(c)) or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the Distribution Compliance Date, on which the Company receives a certificate of beneficial ownership substantially in the form of Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5) Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 2.16, such registration to be done in accordance with the otherwise applicable provisions of this Section 2.16, upon the furnishing by the proposed transferor or transferee of a written Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company or the Trustee may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form of Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security may not be transferred other than as provided in this Section 2.16. A beneficial interest in a Global Note that is a Restricted Security may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 2.16.

(6) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 (including all Notes received for transfer pursuant to this Section 2.16). The Company shall have the right to require the Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

SECTION 2.17 Payment of Additional Interest.

(a) Under certain circumstances the Company will be obligated to pay certain additional amounts of interest to the Holders of certain Initial Notes, as more particularly set forth in such Initial Notes.

(b) Under certain circumstances the Company may be obligated to pay certain additional amounts of interest to the Holders of certain Initial Additional Notes, as may be more particularly set forth in such Initial Additional Notes.

(c) Prior to any Interest Payment Date on which any such additional interest is payable, the Company shall give notice to the Trustee of the amount of any additional interest due on such Interest Payment Date. The Trustee shall have no duty to calculate or verify the calculation of any additional interest that is payable as determined by the Company.

SECTION 2.18 Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes. The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

SECTION 2.19 Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Note Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each thereof.

ARTICLE III

Covenants

SECTION 3.1 Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Reports and Other Information.

(a) So long as any Notes are outstanding, the Company shall provide the Trustee and, upon request, beneficial owners of the Notes a copy of all of the information and reports referred to below:

(i) within 90 days after the end of each fiscal year beginning with the first such fiscal year ending after the Issue Date, annual audited financial statements for such fiscal year including a “Management’s discussion and analysis of financial condition and results of operations” with respect to the periods presented and a report on the annual financial statements by the Company’s independent registered public accounting firm (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum),

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year beginning with the first such fiscal quarter ending after the Issue Date, unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter including a “Management’s discussion and analysis of financial condition and results of operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum), and

(iii) within 4 Business Days after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Company had been a reporting company under Section 15(d) of the Exchange Act) as a result of the occurrence of such events; provided that the foregoing shall not obligate the Company to make available (i) any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Company determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole, (ii) any terms of such event if the Company determines in its good faith judgment that disclosure of such terms would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole; provided, further, that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself, (iii) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries) or (iv) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a Current Report on Form 8-K;

(1) the entry into or termination of material agreements;

(2) significant acquisitions or dispositions;

(3) bankruptcy;

(4) cross-default under direct material financial obligations;

(5) a change in the Company’s certifying independent auditor;

(6) the appointment or departure of executive officers;

(7) non-reliance on previously issued financial statements;

(8) change of control transactions;

(9) the creation of a direct financial obligation or an obligation under an off-balance sheet arrangement; and

(10) change in fiscal year;

provided, however, that in addition to providing such information to the Trustee, the Company will (1) make available to the Holders, prospective investors in the Notes and securities analysts (to the extent providing analysis of investment in the Notes) such information by (i) posting to the website of either the Company or on IntraLinks or any comparable password-protected online data system, in each case, within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, or (ii) otherwise providing substantially comparable availability of such reports (as determined by the Company in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability), or (2) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (1) after the use of its commercially reasonable efforts, furnish such reports to the Holders of the Notes, upon their request.

(b) Notwithstanding the foregoing, (a) the Company will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) Rule 3-05 of Regulation S-X, (b) such reports will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, and (c) such reports shall not be required to present compensation or beneficial ownership information.

(c) The Company will be deemed to have satisfied the reporting requirements referred to above if the Company or any direct or indirect parent of the Company has filed reports containing such information with the SEC.

(d) In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to prospective investors in the Notes, upon their request, the information required to be delivered thereto pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(e) Notwithstanding the foregoing, the financial statements, information and other reports required to be provided pursuant to Section 3.2(a) may be those of any direct or indirect parent of the Company, so long as such direct or indirect parent of the Company becomes a Guarantor; provided that if the financial information so furnished relates to such direct or indirect parent of the Company, the same is accompanied by consolidating information that explains in reasonable detail (in the good faith judgment of the Company) the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. The Company will be deemed to have satisfied the requirements of Section 3.2(c) if any direct or indirect parent of the Company files and provides reports, documents and information of the types otherwise so required within the applicable time periods, and the Company is not required to file or make available, as the case may be, such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such direct or indirect parent.

(f) The Company shall hold quarterly conference calls for the Holders of the Notes to discuss financial information for the first three fiscal quarters of each fiscal year and for each fiscal year, and prior to each conference call, to issue a press release announcing the time and date of such conference call and providing instructions for holders of Notes, securities analysts (to the extent providing analysis of investment in the Notes) and prospective investors in the Notes to obtain access to such call. The Company may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 3.2 to any Holder, prospective investor, securities analyst or market maker that is a competitor of the Company and its Subsidiaries or an affiliate of such a competitor to the extent that the Company determines in good faith that the provision of such information to such Person would be competitively harmful to the Company and its Subsidiaries; and provided that such Holders, prospective investors or security analysts will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute to any competitor any such reports (and the information contained therein). The Company shall be deemed to have satisfied the requirement set forth in this clause (f) if such requirement is satisfied by the Company or any direct or indirect parent of the Company.

(g) Delivery of reports, information and documents (including without limitation reports contemplated under this Section 3.2) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). Trustee shall have no duty to determine whether or not such reports, information or documents have been filed with the SEC.

(h) Any Default or Event of Default for the failure to comply with the time periods prescribed in this Section 3.2 shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 3.3 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Consolidated Total Debt Ratio as of the last day of the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Non-Guarantor Subsidiaries, together with any principal amounts incurred or issued by Non-Guarantor Subsidiaries pursuant to clause (b)(xv)(X) below and any Refinancing Indebtedness in respect of Indebtedness incurred in reliance on this proviso or clause (b)(xv)(X) below, shall not exceed $5.0 million, at any one time outstanding, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom).

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed (x) $1,780.0 million at any time outstanding plus (y) an additional aggregate principal amount of Indebtedness that at the time of Incurrence does not cause the Consolidated First Lien Debt Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such date, determined on a pro forma basis to exceed 4.50 to 1.00; provided, that for purposes of determining the amount that may be Incurred under clause (y), all Indebtedness incurred under clause (y) shall be deemed to be secured by liens having first lien priority;

(ii) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees thereof, as applicable (and any Exchange Notes and Guarantees thereof);

(iii) Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clause (i) or (ii) above);

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance all or any part of the purchase, lease, construction, installation, repair, replacement, design or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $60.0 million and (y) 20.0% of Four Quarter EBITDA at the time of Incurrence, at any one time outstanding;

(v) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(vi) to the extent constituting Indebtedness, obligations arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Company to a Restricted Subsidiary; provided that (x) such Indebtedness owing to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Company’s Obligations with respect to the Notes, (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary and (z) any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary), in each case, shall be deemed to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary), in each case, shall be deemed to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor, (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary and (z) any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary), in each case, shall be deemed to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary;

(xii) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $100.0 million and (y) 35.0% of Four Quarter EBITDA, at any one time outstanding;

(xiii) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations is permitted under the terms of this Indenture;

(xiv) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 3.3(a) or Sections 3.3(b)(ii), (iii), (xiv), (xv), (xviii) or (xxx) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including, without limitation, tender premiums), defeasance costs, accrued and unpaid interest and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium (including, without limitation, tender premium), defeasance costs, accrued and unpaid interest and fees and expenses Incurred in connection with such refinancing; and

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclauses (1) and (2) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Agreement;

(xv) Indebtedness, Disqualified Stock or Preferred Stock (X) of the Company or any of its Restricted Subsidiaries Incurred to finance an acquisition of any assets (including Capital Stock), business or Person and (Y) of any Person that is acquired by the Company or any of its Restricted Subsidiaries or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (other than any Person that becomes a Restricted Subsidiary of the Company after the Issue Date solely as a result of a Division);

provided, however, that after giving effect to such acquisition, merger or consolidation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 3.3(a); or

(2) the Consolidated Total Debt Ratio would be equal to or less than immediately prior to such acquisition, merger or consolidation;

provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (xv) by Non-Guarantor Subsidiaries, together with any principal amounts incurred or issued by Non-Guarantor Subsidiaries under Section 3.3(a) and any Refinancing Indebtedness in respect of any of the Indebtedness referred to in this proviso, shall not exceed $5.0 million, at any one time outstanding, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom);

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, so long as such letter of credit has not been terminated, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed the greater of (x) $60.0 million and (y) 20.0% of Four Quarter EBITDA at the time of such Incurrence, at any one time outstanding;

(xxi) Indebtedness of a joint venture to the Company or a Restricted Subsidiary and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders;

(xxii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxiii) Indebtedness arising under any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to the Company or any Restricted Subsidiary of the Company, and Indebtedness in respect of netting services, overdraft protections, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;

(xxiv) Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to future, current or former officers, directors, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in Section 3.4(b)(iv);

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness incurred by the Company or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities, or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness incurred by the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(xxviii)  (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees, photographers, image partners and distribution partners and (ii) Indebtedness incurred by the Company or a Restricted Subsidiary as a result of leases entered into by the Company or such Restricted Subsidiary in the ordinary course of business on behalf of customers for equipment to be used by the Company or such Restricted Subsidiary, such customers or a subcontractor in providing services to a customer and for which the Company or such Restricted Subsidiary will be reimbursed by such customer;

(xxix) the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (xxix) does not at any one time outstanding exceed the greater of (x) $50.0 million and (y) 15.0% of Four Quarter EBITDA; and

(xxx) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in a principal amount not to exceed $85.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xxx), and any Refinancing Indebtedness in respect thereof.

(c) For purposes of determining compliance with this Section 3.3, (x) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 3.3(a), the Company shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3.3; provided that the Senior Credit Agreement, the Secured Notes, and all Indebtedness under a Credit Agreement Incurred under Section 3.3(b)(i) shall be deemed to have been Incurred pursuant to Section 3.3(b)(i) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness, (y) in the event that Indebtedness could be Incurred in part under Section 3.3(a) and/or Section 3.3(b)(xv) (other than by reason of Section 3.3(b)(xv)(2)), the Company, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 3.3(a) and/or Section 3.3(b)(xv) and thereafter the remainder of such Indebtedness as having been Incurred under any other clause of Section 3.3(b) and (z) in connection with the Incurrence or issuance, as applicable, of (i) revolving loan Indebtedness under this Section 3.3 or (ii) any commitment relating to the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock under this Section 3.3 and the granting of any Lien to secure such Indebtedness, the Company or applicable Restricted Subsidiary may designate such Incurrence or issuance and the granting of any Lien therefor as having occurred on the date of first Incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual Incurrence or issuance and granting of such Lien therefor will be deemed for all purposes under this Indenture to have been Incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio, Consolidated First Lien Debt Ratio, usage of any baskets hereunder (if applicable) and Four Quarter EBITDA and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed Incurrence or issuance, the granting of any Lien therefor and related transactions in connection therewith.

Notwithstanding anything in this Section 3.3 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.3(b) measured by reference to a percentage of Four Quarter EBITDA at the time of Incurrence, if such refinancing would cause the percentage of Four Quarter EBITDA restriction to be exceeded if calculated based on the percentage of Four Quarter EBITDA on the date of such refinancing, such percentage of Four Quarter EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance costs, accrued and unpaid interest and fees in connection with such refinancing.

Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 3.3. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 3.3.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) Notwithstanding any other provision of this Section 3.3, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.4 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (X) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (Y) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (vii) or (ix) of the definition of “Permitted Debt”); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 3.3(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Original Issue Date (including Restricted Payments permitted by Sections 3.4(b)(i) and 3.4(b)(viii), but excluding all other Restricted Payments permitted by Section 3.4(b)), is less than the sum of, without duplication:

(1) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on January 1, 2019 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such aggregate deficit), plus

(2) 100.0% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3) 100.0% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of assets other than cash after the Issue Date (other than Excluded Equity), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Company or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Company or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Company or any direct or indirect parent of the Company (other than Excluded Equity), plus

(5) 100.0% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by the Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Company or a Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 3.4(b)(x));

(B) the sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Company or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary; or

(C) any distribution or dividend from an Unrestricted Subsidiary; plus

(6) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after the Issue Date, the Fair Market Value of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 3.4(b)(x) or constituted a Permitted Investment).

(b) The provisions of Section 3.4(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company, or Subordinated Indebtedness of the Company, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.4(b)(vi) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Company or any direct or indirect parent of the Company) in an aggregate amount no greater than the Unpaid Amount;

(iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Company or any direct or indirect parent of the Company to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company held by any future, present or former employee, officer, director, consultant or independent contractor of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company (or their estates, heirs, family members, spouses, former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that, except with respect to non-discretionary purchases, the aggregate amounts paid under this clause (iv) shall not exceed (x) the greater of $15.0 million and 7.5% of Four Quarter EBITDA in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of the Company or any direct or indirect parent of the Company (an “IPO”), the greater of $25.0 million and 10.0% of Four Quarter EBITDA in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years; provided that, in no event, shall the aggregate amounts paid under this clause (iv) exceed the greater of $30.0 million and 15.0% of Four Quarter EBITDA in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), in each case, to members of management, employees, officers, directors, consultants or independent contractors (or their estate, heirs, family members, spouse and/or former spouse) of the Company and its Restricted Subsidiaries or the Company or any direct or indirect parent of the Company that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(C); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to members of management, employees, officers, directors, consultants or independent contractors of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company in connection with the Transactions that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in clause (a), (b) or (c) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv); (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year); in addition, cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any current or former officer, director, employee, consultant or independent contractor (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 3.4 or any other provisions of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the Company or any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Consolidated Total Debt Ratio of the Company and its Restricted Subsidiaries would have been no greater than 5.50 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Company from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock (other than Disqualified Stock);

(vii) any Restricted Payments made in connection with the consummation of the Transactions, the Limited Partnership Agreement (or similar organizational document of any direct or indirect parent of the Company), excluding, for the avoidance of doubt, any prepayments, repayments, dividends or distributions in respect of the Preferred Equity Interests, or any Indemnification Agreement, including any payments or loans made to the Company or any direct or indirect parent to enable it to make any such payments;

(viii) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by any direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by the Company from any such public offering of common stock or contributed to the Company by any direct or indirect parent of the Company from any such public offering of common stock, other than public offerings with respect to the Company’s common stock registered on Form S-4 or S-8 and other than any public sale constituting Excluded Contributions;

(ix) Restricted Payments in an aggregate amount not to exceed the aggregate amount of Excluded Contributions;

(x) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed the greater of (x) $50.0 million and (y) 15.0% of Four Quarter EBITDA, at the time of such Restricted Payment;

(xi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 3.9 and 3.7; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xii) the Company, Holdings or any Restricted Subsidiary may make Restricted Payments to Super Holdco (or any other direct or indirect parent of the Company)the proceeds of which will be used to discharge consolidated, combined, unitary or similar tax liabilities of Super Holdco (or such other direct or indirect parent of the Company), which, for the avoidance of doubt, will include income taxes, franchise taxes and other similar taxes imposed in lieu of income taxes, when and as due, to the extent such liabilities are attributable to the ownership or operations of Holdings and its Subsidiaries;

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to Super Holdco or any other direct or indirect parent, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Super Holdco or any other direct or indirect parent of the Company to pay fees and expenses, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Super Holdco or any other direct or indirect parent of the Company, if applicable, and general corporate operating and overhead expenses (including franchise taxes and other taxes imposed on a separate company basis) of Super Holdco or any other direct or indirect parent of the Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for Super Holdco or any other direct or indirect parent of the Company to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Company or any Restricted Subsidiary Incurred in accordance with Section 3.3 (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by Super Holdco or any other direct or indirect parent of the Company related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under the Senior Credit Agreement, (ii) any unsuccessful equity or debt offering of such parent and (iii) any offering or debt issuance, incurrence or offering, disposition or acquisition or investment transaction by the Company or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Company or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture; and

(d) make payments (i) pursuant to any Management Agreement, solely to the extent such amounts are not paid directly by the Company or its Subsidiaries or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments (x) are made pursuant to agreements described in the Offering Memorandum or (y) are approved by a majority of the Board of Directors of the Company in good faith; provided that the aggregate amount of any such payments under this clause (d) (other than reimbursements of expenses) shall not exceed $5.0 million annually;

(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any present or former director, officer, employee, consultant or independent contractor of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, consultants and independent contractors of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company in connection with such Person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Company;

(xvii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xviii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend or split of, or upon exercise or conversion of securities exercisable or convertible into, Equity Interests of the Company or any direct or indirect parent of the Company;

(xix) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (xix) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $75.0 million and 25.0% of Four Quarter EBITDA; and

(xx) on and after the Merger Closing Date, dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication) amounts constituting or to be used for purposes of making payments to the extent specified in Section 3.8(b)(vi);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (x) of this Section 3.4(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of Sections 3.4(b)(xii) and (xiii) above, taxes shall include all interest and penalties with respect thereto and all additions thereto.

For purposes of determining compliance with this Section 3.4, (A) a Restricted Payment or Permitted Investment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses or the definitions thereof but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses or the definitions thereof, the Company may, in its sole discretion, divide or classify such permitted Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) in any manner that complies with this Section 3.4 and at the time of division or classification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses or the definitions thereof. In the event that a Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) is divided or classified under Section 3.4(b)(vi) above (such clause, the “Incurrence Clause”), the determination of the amount of such Restricted Payment or Permitted Investment that may be made pursuant to the Incurrence Clause shall be made without giving pro forma effect to any substantially concurrent Incurrence of Indebtedness to finance any other Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) divided or classified under any of the above clauses or the definitions thereof other than an Incurrence Clause.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For the avoidance of doubt, this Section 3.4 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.

SECTION 3.5 Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Company or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the Notes and any applicable Guarantee are secured by a Lien on such property or assets of the Company or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the Notes and the applicable Guarantee are equally and ratably secured with or prior to such Obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be.

(b) Any Lien which is granted to secure the Notes or such Guarantee under Section 3.5(a) above shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee under Section 3.5(a).

(c) Notwithstanding anything to the contrary herein, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Secured Junior Debt on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

(d) For purposes of determining compliance with this Section 3.5, (A) a Lien securing an item of Indebtedness (or any portion thereof) need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 3.5(a) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 3.5(a), the Company may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time) such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.5 and at the time of Incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or such portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 3.5 (a) and, in such event, such Lien securing such item of Indebtedness (or such portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or such portion thereof) or pursuant to Section 3.5 (a) without giving pro forma effect to such item (or such portion thereof) when calculating the amount of Liens or Indebtedness (or such portion thereof) that may be Incurred pursuant to any other clause or paragraph (or any portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment relating to the Incurrence of Indebtedness that is designated to be Incurred on any date pursuant to Section 3.3(b)(xxvi), any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Restricted Subsidiary to be Incurred on such date and, in such event, any related subsequent actual Incurrence of such Lien shall be deemed for all purposes under this Indenture to be Incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien” until such time as the related Indebtedness is no longer deemed outstanding pursuant to Section 3.3(b)(xxvi).

(e) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (iii) of the definition of “Indebtedness.”

SECTION 3.6 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Company or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Senior Credit Agreement and the other documents relating to the Senior Credit Agreement and the documents relating to the Preferred Equity Interests;

(ii) this Indenture, the Notes and the Guarantees;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (or at the time it merges with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that for purposes of this clause (iv), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary provisions in operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(ix) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) above on the property subject to such lease;

(x) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xi) other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary of the Company that is Incurred subsequent to the Issue Date pursuant to Section 3.3; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Company in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in this Indenture or the Senior Credit Agreement (as determined by the Company in good faith);

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (y) do not materially affect the Company’s ability to make future principal or interest payments on the Notes, in each case, as determined by the Company in good faith;

(xiv) customary provisions in joint venture agreements and other similar agreements relating solely to the applicable joint venture; and

(xv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such restrictions and encumbrances contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Company, not materially more restrictive as a whole than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7 Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration (measured at the time of contractually agreeing to such Asset Sale) at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto other than liabilities that are by their terms subordinated to the obligations of the Notes) of the Company or such Restricted Subsidiary that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Company or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(3) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 15.0% of Four Quarter EBITDA, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(i) to permanently reduce Obligations under the Senior Credit Agreement and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(ii) to permanently reduce Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by this Indenture and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(iii) to permanently reduce Obligations under (x) Pari Passu Indebtedness of the Company or the Guarantors (provided that if the Company or any Guarantor shall so reduce such Obligations under such other Pari Passu Indebtedness, the Company will (A) equally and ratably reduce Obligations under the Notes as provided under Article V or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would be redeemed under clause (A) above) or (y) Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to the Company or another Restricted Subsidiary (and, in each case, correspondingly reduce commitments with respect thereto);

(iv) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(v) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties (other than working capital assets) or assets (other than working capital assets) in each case (a) used or useful in a Similar Business or (b) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(vi) any combination of the foregoing;

provided that the Company and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (iv) and (v) of this Section 3.7(b) if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Company has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (iv) and (v) of this Section 3.7(b), and that investment is thereafter completed within 180 days after the end of such 365-day period.

Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected shall not be required to be applied in compliance with Section 3.7(b) above and Sections 3.7(c) through (f) below, but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation shall be promptly effected and such repatriated Net Cash Proceeds will be promptly applied (whether or not repatriation actually occurs) in compliance with this Section 3.7.

(c) Pending the final application of any such amount of Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. Any amount of Net Cash Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 3.7(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such Pari Passu Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Indebtedness. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of the Depositary. The Company may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the application period. To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness, as appropriate, so tendered exceeds the amount of Excess Proceeds, the Company shall select the Notes and the Company or its agent shall select such Pari Passu Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(e) If more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of DTC, or, if the Notes are not held through DTC, or DTC prescribes no method of selection, on a pro rata basis (with adjustments so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased) or by lot (and in such manner as complies with applicable legal requirements); provided that the selection of Notes for purchase shall not result in a Noteholder with a principal amount of Notes less than the Minimum Denomination. No Note will be repurchased in part if less than the Minimum Denomination of such Note would be left outstanding.

(f) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 30 but not more than 60 days before the Purchase Date to each Holder at such Holder’s registered address or otherwise in accordance with procedures of the Depositary. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Purchase Date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 3.8 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction or series of related Affiliate Transactions have been approved by a majority of the members of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a board resolution delivered to the Trustee.

(b) The provisions of Section 3.8(a) will not apply to the following:

(i) (a) transactions between or among the Company and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of the Company and Super Holdco or any other direct parent of the Company (each a “Holdings Merger”); provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by this Indenture and (b) Permitted Investments;

(iii) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is either fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i) above;

(iv) payments or loans (or cancellation of loans, advances or guarantees) or advances to employees, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

(v) any agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous, in the good faith judgment of the Board of Directors of the Company, to the Holders of the Notes when taken as a whole as compared to the original agreement as in effect on the Issue Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

(vi) on and after the Merger Closing Date, the Merger and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) associated or in connection with the Merger, including Merger Expenses;

(vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of the Indemnification Agreements, the Limited Partnership Agreement (or similar organizational document of any direct or indirect parent company of the Company), any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise disadvantageous to the Holders of the Notes, in the good faith judgment of the Board of Directors of the Company, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Issue Date;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Receivables Financing;

(x) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Company;

(xi) payments by the Company or any of its Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements described in the Offering Memorandum or (y) approved by a majority of the Board of Directors of the Company in good faith or a majority of the disinterested members of the Board of Directors of the Company in good faith;

(xii) any contribution to the capital of the Company (other than Disqualified Stock);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Company or any of its Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between the Company or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 3.4(b)(xii);

(xvi) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary, as appropriate, in good faith;

(xix) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, consultants and independent contractors of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers, directors, employees, consultants and independent contractors of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to benefit plans, stock option or similar plans), in each case in the ordinary course of business or as otherwise approved by the Board of Directors of the Company or of a Restricted Subsidiary, as appropriate;

(xx) investments by Affiliates in Indebtedness or preferred Equity Interests of the Company or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Company or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(xxii) investments by the Getty Investors, the Sponsor or any of their respective Affiliates in securities of the Company or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Getty Investors, the Sponsor or any of their respective Affiliates in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business; and

(xxiv) the existence of or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the Option Agreement.

SECTION 3.9 Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to purchase all or any part of such Holder’s then outstanding Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), except to the extent the Company has previously or concurrently elected to redeem all of the then outstanding Notes pursuant to Article V.

(b) Prior to or within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Notes as described under Article V the Company shall deliver a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee describing:

(i) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s then outstanding Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date);

(ii) the transaction or transactions that constitute or are expected to constitute such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”);

(iv) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the tender agent appointed by the Company and specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the tender agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii) that if the Company is redeeming less than all of the Notes, Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(ix) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(x) the other instructions determined by the Company, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receive not later than the expiration of the Change of Control Offer, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(d) On the purchase date, all Notes purchased by the Company under this Section 3.9 shall be delivered by the Company to the Trustee for cancellation, and the Company shall through a tender agent pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto. With respect to any Note purchased in part, the Company shall issue, and the Trustee shall authenticate, a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

(e) Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of each of the Company to make such offer have been complied with.

(f) Notwithstanding the foregoing provisions of this Section 3.9, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(h) The Company will comply, to the extent applicable, with the requirements of Rule 14e -1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(i) On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(i) accept for payment all Notes issued by the Company or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the tender agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

Notwithstanding the foregoing, in connection with any Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such Change of Control Offer and the Company, or any third party making such Change of Control Offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101.0% of the principal amount thereof plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

SECTION 3.10 Additional Guarantors.

(a) If, after the Issue Date, (a) any Restricted Subsidiary that is a Domestic Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary) that is not then a Guarantor enters into any guarantee of or otherwise Incurs any capital markets Indebtedness or Indebtedness under any syndicated credit facilities or (b) the Company otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Company shall cause such Restricted Subsidiary, within 20 Business Days of the date that such Indebtedness has been guaranteed, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture governing the Notes providing for a Guarantee by such Restricted Subsidiary that ranks pari passu (on an unsecured basis) with such Indebtedness or such guarantee of such Indebtedness. A form of supplemental indenture for such purpose is attached as Exhibit E hereto.

(b) The Company shall cause Shutterstock and each of its Subsidiaries, within 20 Business Days of the Merger Closing Date, to execute and deliver to the Trustee a supplemental indenture to this Indenture in the form of Exhibit E hereto pursuant to which Shutterstock and each of its Subsidiaries shall provide a Guarantee of the Company’s obligations under the Notes and this Indenture.

(c) Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(d) Each Guarantee shall be released upon the terms and in accordance with the provisions of Article X.

SECTION 3.11 [Reserved].

SECTION 3.12 Compliance Certificate; Statement by Officers as to Default. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Company, the Company is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. Following qualification of this Indenture under the TIA, (i) each Guarantor shall, to the extent required by the TIA, comply with TIA § 314(a)(4), and (ii) the individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person, in compliance with TIA § 314(a)(4).

So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or propose to take with respect thereto.

SECTION 3.13 [Reserved].

SECTION 3.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company but excluding the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(i) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.4.

(b) The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test described under Section 3.3, or (2) the Consolidated Total Debt Ratio for the Company and its Restricted Subsidiaries would be no higher than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

(c) Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with this Section 3.14.

SECTION 3.15 Covenant Suspension.

(a) If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the covenants or provisions contained in Sections 3.3, 3.4, 3.6, 3.7, 3.8 and 4.1(a)(iv) (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.15(a) (any such period, a “Suspension Period”), and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d) With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.4 as if Section 3.4 would have been in effect during such period. All Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii). In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by Section 3.6 will be deemed to have been existing on the Issue Date.

(e) During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 3.3 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

(f) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred for a breach or violation of a Suspended Covenant as a result of any actions taken by the Company or any Subsidiary or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(g) The Company shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

SECTION 3.16 Stay, Extension and Usury Laws. The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1 When the Company or Holdings May Merge or Otherwise Dispose of Assets.

(a) The Company may not consummate a Division as the Dividing Person or consolidate or merge with or into or wind up into (whether or not such Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, on a consolidated basis, in one or more related transactions, to any Person unless:

(i) the Company is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Company or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(ii) the Successor Company (if other than the Company) expressly assumes all the obligations of such Company under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(1) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 3.3(a); or

(2) the Consolidated Total Debt Ratio for the Company (or, if applicable, the Successor Company thereto) and its Restricted Subsidiaries would be equal to or less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company will succeed to, and be substituted for, the Company under this Indenture and the Notes, and the Company will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) the Company or any Guarantor may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or any Guarantor, (b) the Company may merge or consolidate with an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another state of the United States, the District of Columbia or any territory of the United States so long as the principal amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby and (c) any Restricted Subsidiary may merge into the Company.

(b) Subject to Section 10.2, each Guarantor will not, and the Company will not permit any Guarantor to, consummate a Division as the Person or consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in connection with the Transactions) unless such Division, consolidation, merger, winding up, sale, assignment, transfer, lease, conveyance or other disposition is made in compliance with Section 3.7 (except pursuant to clause (b) of the definition of “Asset Sale”), or unless:

(A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture;

(C) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(D) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(c) Subject to Article X, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the principal amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby, (2) a Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, another Guarantor or the Company, (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor and (4) any Restricted Subsidiary may merge into any Guarantor, provided that, in the case of this clause (4), that the surviving Person be a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

(d) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(e) Notwithstanding clauses (b) through (d) above, any Restricted Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in an Asset Sale permitted by Section 3.7 of this Indenture.

ARTICLE V

Redemption of Notes

SECTION 5.1 Applicability of Article. Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4) in accordance with this Article V.

SECTION 5.2 Right of Redemption.

(a) Notes of any series may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the Redemption Prices set forth in Paragraph 6 of the applicable Notes Supplemental Indenture, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the applicable redemption date.

(b) Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event (including consummation of any related Equity Offering). In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.3 Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.

(a) If the Company elects to redeem Notes pursuant to Section 5.2, the Company shall furnish to the Trustee, at least 2 Business Days for Global Notes and 10 calendar days for Physical Notes before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price. The Company may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Company’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to this Section 5.3.

(b) Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, if less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of DTC, or, if the Notes are not held through DTC, or DTC prescribes no method of selection, on a pro rata basis or by lot (and in such manner as complies with applicable legal requirements) in integral multiples of $1,000; provided, that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest to, but not including, the applicable redemption date, if any, on the Notes to be redeemed.

(c) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

(d) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4 Notice of Redemption. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Company shall mail or cause to be mailed by first class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed not less than 15 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”). At the Company’s written request, the Trustee may give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date, but not more than a year, prior to such event, if the notice is issued in connection with Article VIII.

All notices of redemption shall be prepared by the Company and shall state: (a)the Redemption Date,

(a) the Redemption Price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(b) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(c) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(d) that on the Redemption Date the Redemption Price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(e) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(f) the name and address of the Paying Agent,

(g) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(h) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(i) the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5 Deposit of Redemption Price. Prior to 10:00 a.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.18) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.7 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.8 (with, if the Company so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 5.8 Offer to Repurchase. In the event that, pursuant to Section 3.7, the Company is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a) The Offer to Repurchase shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such Pari Passu Indebtedness, if any, (in each instance, on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after an Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof only;

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Company shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in the Minimum Denomination, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and the Company shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 5.8. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) pay to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase. With respect to any Note purchased in part, the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly returned to the Holder thereof. The Company shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.1 Events of Default. Each of the following is an “Event of Default”:

(i) a default in any payment of interest on any Note when due continued for 30 days;

(ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii) the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after written notice with any of its obligations, covenants or agreements (other than a default pursuant to clause (i) or clause (ii) above) contained in the Notes or this Indenture;

(iv) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $45.0 million or its foreign currency equivalent;

(v) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(vii) failure by the Company or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $45.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(viii) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture, and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (iii) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iii) of this Section 6.1 after receipt of such notice.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (v) or (vi) of Section 6.1 with respect to the Company) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Trustee or the Holders of at least 30.0% in principal amount of outstanding Notes by written notice to the Company (and the Trustee if given by the Holders) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default arising from Section 6.1(v) or (vi), with respect to the Company, occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(iv), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if prior to 20 days after such Event of Default arose, the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders (provided, however, that the Trustee shall have no responsibility to determine whether any action or inaction is unduly prejudicial) or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest, when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30.0% of the aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10 Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee and any of its agents for amounts due under Section 7.6;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company (or the Trustee) shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall not be under any obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion against any loss, liability or expense it may incur.

(b) Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee:

(i) undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or willful misconduct on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, employee or agent unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security, prefunding or indemnity satisfactory to it, in its sole discretion, against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the acts or omissions of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided, that such conduct does not constitute willful misconduct or gross negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party.

(h) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification from the Company or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Trustee shall not have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (B) to see to any insurance.

(m) The permissive rights of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct.

SECTION 7.3 Individual Rights of Trustee.

(a) Subject to the TIA (if this Indenture is then qualified under the TIA) each of the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Note Registrar, co-registrar or co-Paying Agent may do the same with like rights. However, the Trustee must comply with Section 7.9.

(b) In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

(c) (i) Prior to the qualification of this Indenture under the TIA, to the extent permitted by applicable law and (ii) following the qualification of this Indenture under the TIA, to the extent permitted by the TIA, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.

SECTION 7.4 Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it is actually known to a Trust Officer of the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders of the Notes.

SECTION 7.6 Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent and Note Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity, provided that failure by the Trustee to so notify the Company shall not relieve the Company of their obligations hereunder. The Company shall defend such claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as a direct cause of its own willful misconduct or gross negligence, as determined in a final non-appealable decision of a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s obligations pursuant to this Section 7.6 and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(v) or (vi) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7 Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.9;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any such resignation or removal hereunder shall be borne by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9 Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10 Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees by the Company, the Guarantors or any other Person.

SECTION 7.11 Preferential Collection of Claims Against the Company. Following the qualification of this Indenture under the TIA, (i) the Trustee shall be subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b), and (ii) a Trustee who has resigned or been removed shall be subject to TIA § 311(a ) to the extent indicated therein.

SECTION 7.12 Reports by Trustee to Holders of the Notes. Within 60 days after each October 1, beginning with October 1, 2026, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b), and the Trustee shall transmit by mail all reports as required by TIA § 313(c).

The Company shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1 Discharge of Liability on Securities; Defeasance. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(a) either (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.9 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or will be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Company and/or the Guarantors have paid all other sums payable under this Indenture; and

(c) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Subject to Sections 8.1(c) and 8.2, the Company at any time may terminate (i) all of the Company’s obligations under the Notes and this Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee and cure any then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10 and the operation of Section 4.1 (other than Sections 4.1(a)(i), (ii) and (vi)) and Sections 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Company only), 6.1(vi) (with respect to Significant Subsidiaries of the Company only), 6.1(vii) and 6.1(viii) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Company terminates all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.

If the Company exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default by the Company or any of its Restricted Subsidiaries with any of its obligations under Article III other than Section 3.1), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Company only), 6.1(vi) (with respect to Significant Subsidiaries of the Company only), 6.1(vii) or 6.1(viii).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(d) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.8, 2.9, 2.15, 2.16, 2.18, 2.19, 7.6, 7.7 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2 Conditions to Defeasance.

(a) The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Company irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of Notes to redemption or maturity, as the case may be (provided that if such redemption is pursuant to Section 6(b) of the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 5.5, as necessary to pay the Applicable Premium as determined on such date);

(ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(v) or (vi) with respect to the Company occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Company;

(v) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Issuer Act of 1940;

(vi) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and shall be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and shall be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4 Repayment to Company. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5 Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or any of the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1 Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Company, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Guarantees or the Notes (including any Additional Notes) to the “Description of the New Notes” in the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to such “Description of the New Notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of the New Notes” provides for terms of such Additional Notes that differ from the terms of the initial Notes;

(iii) to comply with Section 4.1;

(iv) to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under this Indenture and the Notes or Guarantee, as the case may be;

(v) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(vi) to add or release Guarantees in accordance with the terms of this Indenture with respect to the Notes;

(vii) to secure the Notes;

(viii) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Guarantor;

(ix) to make any change that does not adversely affect the rights of any Holder in any material respect;

(x) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xii) to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xiii) to provide for or confirm the issuance of Initial Notes, Additional Notes or Exchange Notes.

SECTION 9.2 With Consent of Holders.

(a) This Indenture, the Notes and the Guarantees may be amended or supplemented by the Company, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding other than the Notes beneficially owned by the Company or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required, and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required.

(b) Notwithstanding the provisions in clause (a) above, without the consent of each Holder of an outstanding Note affected, no amendment may (with respect to any Notes held by a non-consenting Holder):

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any Note; (iii)reduce the principal of or change the Stated Maturity of any Note;

(iii) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration,

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described in Section 6 of the applicable Notes Supplemental Indenture;

(v) make any Note payable in money other than that stated in such Note;

(vi) amend the contractual right of any Holder expressly set forth in this Indenture and the Notes to institute suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor; or

(vii) make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (i) through (vii) above.

(c) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment under this Section 9.2 becomes effective, the Company shall (or shall cause the Trustee, at the written request of the Company and at the expense of the Company, to) mail to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Company to mail such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3 Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (vii) of Section 9.2(b), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of such Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5 Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture. For the avoidance of doubt, no Officer’s Certificate shall be required for the execution of any Notes Supplemental Indenture, supplemental indenture pursuant to Section 4.1(a)(ii) or Guarantor Supplemental Indenture on the Issue Date. The Opinion of Counsel required in connection with the Notes Supplemental Indenture entered into on the Issue Date shall only be required to state that such Notes Supplemental Indenture is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.

ARTICLE X

Guarantees

SECTION 10.1 Guarantees.

(a) Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h) Each Guarantor also agrees to pay any and all reasonable costs and expenses (including attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

(i) Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1) in the case of a Subsidiary Guarantor, the sale, exchange, disposition or other transfer (including through merger or consolidation) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor if such sale, exchange, disposition or other transfer is made in compliance with this Indenture;

(2) the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth in Section 3.4, Section 3.14 and the definition of “Unrestricted Subsidiary”;

(3) in the case of any Restricted Subsidiary that is required to guarantee the Notes pursuant to Section 3.10, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness or the repayment of the Indebtedness, in each case, which resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment by such Guarantor under such other guarantee;

(4) the Company’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(5) upon the release or discharge of the guarantee by such Guarantor of the obligations under the Senior Credit Agreement, except a discharge or release by or as a result of payment by such Guarantor under such guarantee.

(c) If any Subsidiary Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any.

(d) In the case of Section 10.2(b), the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(e) The release of a Guarantor from its Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.10 to such Person.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who have not paid their proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

Miscellaneous

SECTION 12.1 Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Any notice or communication shall be in writing and delivered in person, by facsimile, mailed by first-class mail or sent by electronic mail addressed as follows:

if to the Company or any Guarantor:

Getty Images, Inc.

605 Fifth Avenue S, Suite 400

Seattle, WA 98104

Facsimile No.: 206-925-5623

Attention: General Counsel

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West, 395 9th Ave

New York, NY 10001

Attention: Ryan Dzierniejko

Noel Hughes

if to the Trustee:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Facsimile No.: 612-217-5651
Attention: Getty Images Account Manager

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Note Registrar and shall be sufficiently given if so mailed within the time prescribed. Following the qualification of this Indenture under the TIA, any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:

(i) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall (i) following the qualification of this Indenture under the TIA, comply with the provisions of TIA § 314(e) and (ii) prior to and following the qualification of this Indenture under the TIA, include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4 [Reserved].

SECTION 12.5 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Note Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6 Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

SECTION 12.7 Governing Law. This Indenture, the Notes and the Guarantees shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of said State.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally, to the fullest extent permitted by law, with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.8 Waiver of Jury Trial. THE COMPANY, THE GUARANTORS AND THE TRUSTEE EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9 No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any other direct or indirect parent or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.10 Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.12 Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Note Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.15 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.16 Severability. In case any provision in this Indenture or any Note will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

SECTION 12.17 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Note Registrar and anyone else shall have the protection of TIA § 312(c).

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

GETTY IMAGES, INC.

By:	/s/ Kjelti Kellough
	Name:	Kjelti Kellough
	Title:	SVP, General Counsel

GETTY IMAGES NEWS SERVICES (PRC), INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GETTY IMAGES (US), INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GETTY IMAGES (SEATTLE), INC.

By:	/s/ Chris Hoel
	Name:	Chris Hoel
	Title:	VP Finance, Chief Accounting Officer

GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
	Name:	Kjelti Kellough
	Title:	SVP, General Counsel

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
	Name:	Barry D. Somrock
	Title:	Vice President

[Signature Page to Indenture (Trustee)]

EXHIBIT A

[Form of Initial Note]

[Applicable Restricted Notes Legends and ERISA Legend]

[Depository Legend, if applicable]

[Temporary Regulation S Legend, if applicable]

(FACE OF NOTE)

GETTY IMAGES, INC.

[__]% Senior Notes due 20[__]

CUSIP No. [__]

ISIN No. [__]

No. [__]	Principal Amount $[__]

Getty Images, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to [__] or its registered assigns, the principal sum of $[__] ([__] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)]1 (the “Principal Amount”) on [__], 20[__].

Interest on this Note shall be payable semi-annually in arrears on [__] and [__] of each year, commencing [__], 20[__] (each, an “Interest Payment Date”). [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]2 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from 3.]4.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [__] and [__] (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

[1]	Include only if the Note is issued in global form.
[2]	Include only for Initial Notes.
[3]	Insert applicable date.
[4]	Include only for Additional Notes.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

GETTY IMAGES, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [__]% Senior Notes due 20[__] of the Company (herein called the “Notes”), issued under an Indenture, dated as of October 21, 2025 (as amended or supplemented, herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Company, the Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 9.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders. Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture and the [[ ] Supplemental Indenture, dated as of [ ], 20[ ], [between] [among] the Company[, the Guarantors party thereto] and the Trustee].5

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or any part of such Holder’s then outstanding Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Company has previously or concurrently elected to redeem all of the then outstanding Notes pursuant to Article V of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

[5]	Revise to reflect appropriate parties.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]6

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least 30.0% of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity satisfactory to it in its sole discretion against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

[6]	Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination (as defined in the Indenture) and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Company, any Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Company, any Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any other direct or indirect parent or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

☐ (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐ (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$

Date:

Your Signature: __________________________

(Sign exactly as your name appears on the
other side of this Note)

Signature Guarantee: ______________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT B

[Form of Exchange Note]

[Applicable Restricted Notes Legend and ERISA Legend]

[Depository Legend, if applicable]

[Temporary Regulation S Legend, if applicable]

(FACE OF NOTE)

GETTY IMAGES, INC.

[__]% Senior Notes due 20[__]

CUSIP No. [  ]

ISIN No. [  ]

No. [__]	Principal Amount $[__]

Getty Images, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to, or its registered assigns, the principal sum of $[__] ([__] United States Dollars) (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with [Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)]1 (the “Principal Amount”) on [__]1, 20[__].

Interest on this Note shall be payable semi-annually in arrears on [__] and [__] of each year, commencing [__], 20[__] (each, an “Interest Payment Date”). [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]2 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from,3.]4.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [__] and [__] (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

[1]	Include only if the Note is issued in global form.
[2]	Include only for Exchange Notes issued in exchange for Initial Notes.
[3]	Insert the Interest Payment Date immediately preceding the date of issuance of the applicable Additional Notes, or if the date of issuance of such Additional Notes is an Interest Payment Date, such date of issuance.
[4]	Include only for Exchange Notes issued in exchange for Additional Notes.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

GETTY IMAGES, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [__]% Senior Notes due 20[__] of the Company (herein called the “Notes”), issued under an Indenture, dated as of October 21, 2025 (as amended or supplemented, herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Company, the Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 9.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders. Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture and the [[  ] Supplemental Indenture, dated as of [  ], 20[  ], [between] [among] the Company[, the Guarantors party thereto] and the Trustee].5

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or any part of such Holder’s then outstanding Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Company has previously or concurrently elected to redeem all of the then outstanding Notes pursuant to Article V of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

[5]	Revise to reflect appropriate parties.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]6

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least 30.0% of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity satisfactory to it in its sole discretion against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

[6]	Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination (as defined in the Indenture) and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Company, any Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Company, any Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any other direct or indirect parent or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$

Date:

Your Signature: _________________________

(Sign exactly as your name appears on the
other side of this Note)

Signature Guarantee: _____________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT C

Form of Certificate of Beneficial Ownership

On or after [_], 20[  ]

Getty Images, Inc.
605 Fifth Avenue S, Suite 400
Seattle, WA 98104
Attention: General Counsel

Re: Getty Images, Inc. (the “Company”)

[ ]% Senior Notes due 20[ ] (the “Notes”)

Ladies and Gentlemen:

This letter relates to $ principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”). Pursuant to Section 2.16(3) of the Indenture dated as of October 21, 2025 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non-U.S. Person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. Person who purchased securities in a transaction that did not require registration under the Act.

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [Name of Holder]

By:
Authorized Signature

C-1

EXHIBIT D

Form of Regulation S Transfer Certificate

Regulation S Certificate

WILMINGTON TRUST, NATIONAL ASSOCIATION

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Getty Images Account Manager

Re: Getty Images, Inc. (the “Company”)

[ ]% Senior Notes due 20[ ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1. The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or 902(k)(2)(i) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2. Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3. No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4. The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5. If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6. If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7. We have advised the transferee of the transfer restrictions applicable to the Notes.

D-1

You, as Trustee and Note Registrar, and the Company and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate: , 20

D-2

EXHIBIT E

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

THIS [9] SUPPLEMENTAL INDENTURE, dated as of [●], 20[●] (this “Supplemental Indenture”), is by and among Getty Images, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an indenture dated as of October 21, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;

WHEREAS, the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Company’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Company under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any other direct or indirect parent shall have any liability for any obligations of the Company or the New Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

5. Notices. For purposes of Section 12.1 of the Indenture, the address for notices to the Company and the New Guarantors shall be:

605 Fifth Avenue S, Suite 400
Seattle, WA 98104
Facsimile No.: 206-925-5623
Attention: General Counsel

6. Governing Law. This Supplemental Indenture shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of said State.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally, to the fullest extent permitted by law, with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company or the New Guarantors, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)],
as Guarantor

By:
Name:
Title:

GETTY IMAGES, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT F

Form of Certificate from Acquiring Institutional Accredited Investors

WILMINGTON TRUST, NATIONAL ASSOCIATION

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Getty Images Account Manager

Re: Getty Images, Inc. (the “Company”)

[  ]% Senior Notes due 20[  ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $ aggregate principal amount of Notes, we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of October 21, 2025 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company or a Subsidiary, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3. We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

F-1

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “Accredited Investor”) as to each of which we exercise sole investment discretion.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours, (Name of Transferee)

By:
Authorized Signature

F-2

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

[NAME OF COMPANY]

as Company

and

the Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

[ ] SUPPLEMENTAL INDENTURE

DATED AS OF [ ], 20[ ]

[ ]% Senior Notes Due 20[ ]

[ ]1 SUPPLEMENTAL INDENTURE, dated as of [_], 20[ ] (this “Supplemental Indenture”), among Getty Images, Inc. (the “Company”), the Guarantors under the Indenture referred to below (the “Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee, are party to an Indenture, dated as of October 21, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 9.1(xii) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the [ ] Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [ ] Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

1	Insert supplement number.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Title of Notes. There shall be a series of Notes of the Company designated the “[ ]%2 Senior Notes due 20[ ]”3 (the “[ ]4 Notes”).

3. Maturity Date. The final Stated Maturity of the [ ] Notes shall be [[ ], 20[ ]].5

4. Interest and Interest Rates. Interest on the Outstanding principal amount of [ ] Notes will accrue at the rate of [ ]%6 per annum and will be payable semi-annually in arrears on [[ ] and [ ]]7 of each year, commencing on [[], 20[ ]],8 to holders of record on the immediately preceding [[ ] and [ ]],9 respectively (each such [ ] and [ ], a “Regular Record Date”). Interest on the [ ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [ ], 20[ ], except that interest on any Additional [ ] Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [ ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [ ] Notes (or if the date of issuance of such Additional [ ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [ ] Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5. [No] Limitation on Aggregate Principal Amount. The aggregate principal amount of [ ] Notes that may be authenticated and delivered and Outstanding under the Indenture is [not limited] [limited to $[ ]].10 [The aggregate principal amount of the [ ] Notes shall initially be $[ ]11 million.]12 [The aggregate principal amount of the [ ] Notes issued pursuant to this Supplemental Indenture shall be $[ ] million.]13 The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the [ ] Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [ ] Notes (any such Additional Notes, “Additional [ ] Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.4 of the Indenture.

[2]	Insert interest rate.
[3]	Insert year during which the maturity date falls.
[4]	Insert title of notes.
[5]	Insert Maturity Date.
[6]	Insert interest rate.
[7]	Insert Interest Payment Dates.
[8]	Insert First Interest Payment Date.
[9]	Insert Record Dates.
[10]	Insert whether the applicable series of Notes will be limited or not.
[11]	Insert principal amount of issuance.
[12]	Insert for the initial notes of any applicable series.
[13]	Insert for the Additional Notes of any applicable series.

6. Redemption.

(a) On and after [[ ], 20[ ]]14, the Company may redeem the [ ] Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on [ ]15 of the years set forth below:

Redemption Period[16]	Price[17]
20[ ]	[ ]	%
20[ ]	[ ]	%
20[ ]	[ ]	%
20[ ] and thereafter	100.000%

(b) In addition, at any time prior to [ ], 20[ ],18 the Company may redeem the [ ] Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the [ ] Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c) Notwithstanding the foregoing, at any time and from time to time, upon notice as described in Section 5.4 of the Indenture, on or prior to [ ], 20[ ],19 the Company may redeem in the aggregate up to [ ]%20 of the original aggregate principal amount of the [ ] Notes (calculated after giving effect to any issuance of any Additional [ ] Notes, or any other Additional Notes of the same series as the [ ] Notes) with an amount equal to the net cash proceeds of one or more Equity Offerings by the Company or any direct or indirect parent of the Company, to the extent net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to [ ]%,21 plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least [ ]% of the original aggregate principal amount of the [ ] Notes (calculated after giving effect to any issuance of any Additional [ ] Notes, or any other Additional Notes of the same series as the [ ] Notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 15 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC.

[14]	Insert date upon which the Notes are callable.
[15]	Insert date upon which the Notes are callable.
[16]	Insert years, adding or deleting lines if applicable.
[17]	Insert prices.
[18]	Insert date until which equity clawback is applicable.
[19]	Insert date until which equity clawback is applicable.
[20]	Insert maximum percentage for equity clawback.
[21]	Insert premium.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:

(1)	1.0% of the then outstanding principal amount of the Note; and

(2)	the excess of

(a) the present value at such redemption date of (i) the redemption price of the Note at [ ], 20[ ]22 (such redemption price being that described in Section 6(a)) plus (ii) all required interest payments due on the Note through [ ], 20[ ] (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note,

as calculated by the Company or its agent; the Trustee shall have no responsibility to calculate or verify the calculation of the Applicable Premium.

“Treasury Rate” means, as of the applicable redemption date, the weekly average rounded to the nearest 1 /100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published or such information no longer appears thereon, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to [ ], 20[ ]23, provided, however, that if the period from the redemption date to [ ], 20[ ] is not equal to the constant maturity of a United States Treasury Security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from such redemption date to [ ], 20[ ] is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

[22]	Insert date upon which the Notes are callable.
[23]	Insert date upon which the Notes are callable.

7. [ ]24

8. Form. The [ ] Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[24]	Include appropriate provisions in accordance with Section 2.4(7) and/or Section 2.4(8) of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAMES OF COMPANY]

By:
Name:
Title:

[GUARANTORS] [ ]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title: